Exhibit 10.7

Execution Copy

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into on this 15 day of February 2016, by and between Therapix Biosciences Ltd., a public company organized under the laws of the State of Israel (the “Company”) and Elran Haber, Israeli I.D No. 040092702 residing at 23 Pinhas Eylon St., Holon, Israel (the “Employee”. The Company and Employee shall be sometimes referred to each as a “Party” and collectively as the “Parties”).

WHEREAS,	the Company desires to employ Employee on the terms and conditions set forth herein and Employee desires to be employed by the Company and enter into this Agreement on such terms and conditions;

WHEREAS	the Employee was formerly employed by the Company as VP Business Strategy, according to the terms and provisions of that certain Employment Agreement between the Company and Employee, dated March 1, 2014, as amended on August 24, 2014 (the "Initial Employment Agreement" and "Initial Employment");

WHEREAS	as requested by Employee and unless hereby amended, Company agrees to undertake all obligations towards the Employee with respect to employment benefits provided during the Initial Employment, including, without limitation, rights for severance pay, Manager's Insurance Plan, Study Plan and other employment benefits. The Option Agreements executed between the Company and Employee in connection with the Initial Employment, which are attached hereto as Exhibit A1 and Exhibit A2, shall not be affected with the terms and conditions of this Agreements; and

WHEREAS	the Parties hereby agree that in the event that the employment of Employee in accordance with the terms hereunder is not approved by the applicable corporate and regulatory organs, the Initial Employment Agreement shall revert into full force and effect;

NOW, THEREFORE, in consideration of the mutual undertakings of the Parties, it is hereby agreed as follows:

1.	duties and responsibilities

1.1	Commencing as of November 1, 2015 (the “Effective Date”), Employee shall be employed by the Company as a CEO (the “Position”) and shall perform such duties and activities as are customarily performed by a CEO of a company and as shall be assigned to Employee from time to time by the Company's Board of Directors. Employee shall report directly to the Company’s Board of Directors.

1.2	Employee shall devote his working time and best efforts to the business and affairs of the Company and the performance of Employee's duties hereunder, and shall not undertake or accept any other employment or paid occupation. Notwithstanding the aforesaid, Employee shall be entitled to serve as a board member of other companies in a manner that does not conflict or otherwise affect his employment hereunder.

1.3	Employee shall be employed at the Company's facilities as shall be decided by the Company’s Board. Employee acknowledges and agrees that the performance of Employee's duties may also require travel outside of Israel, at the Company's request and expense. Such expense shall include flight tickets, accommodation, applicable mobile phone expenses and reasonable out-of-pocket expenses in connection with such travel.

1.4	Employee's liability towards the Company shall be that of an office holder under the Companies Law-1999 and any other applicable law.

2.	TERM AND TERMINATION

2.1.	This Agreement and the employer-employee relationship created hereunder shall enter into effect as of the Effective Date and shall remain in force and effect unless and until terminated as provided herein.

2.2.	Either Party may terminate this Agreement by providing the other Party with ninety (90) days prior written notice (the “Notice Period”).

2.3.	Notwithstanding anything to the contrary herein, the Company may terminate this Agreement and the employer-employee relationship hereunder at any time, and without derogating from any other remedy to which the Company may be entitled, for Cause (as hereinafter defined), by providing Employee written notice thereof. In such event, this Agreement and the employer-employee relationship hereunder shall be deemed effectively terminated as of the date of delivery of such notice.

The term “Cause” shall mean, but shall not be limited to: (i) a breach by Employee of any of the material terms or conditions of this Agreement, including but not limited to Sections 4 and 5 below; or (ii) Employee's willful misconduct, or action of personal dishonesty, bad faith or breach of trust towards the Company or any of its subsidiaries and/or affiliates; or (iii) the commission by Employee of a criminal offense, or fraud against the Company and/or any of its subsidiaries and/or affiliates; or (iv) circumstances that deny Employee to severance payment under any applicable law and/or under any judicial decision of a competent tribunal authority.

2.4.	During the Notice Period, Employee shall continue working and shall cooperate with the Company and use his best efforts to assist the integration of the person or persons who will assume Employee's responsibilities.

Notwithstanding, the Company shall have the right, at any time during the Notice Period, to terminate the employment relationship immediately, in which case the Company shall pay Employee the Salary due for the remaining period of the Notice Period, and the benefits set forth in Section 3 below.

2.5.	Upon the earlier of (a) the date of termination of the Notice Period; and (b) the date of actual termination of employment for any reason other than for Cause (or in the event of termination for Cause then immediately upon termination of employment), Employee shall return to the Company, at its principal office, any and all Company equipment, property and documents in Employee's possession or control.

2.6.	Any outstanding payment due by Employee to the Company in connection with Employee's employment shall be repaid by Employee by the earlier of (a) the date of termination of the Notice Period or (b) the date of actual termination of employment for any reason other than for Cause (or in the event of termination for Cause then immediately upon termination of employment). Notwithstanding, the Company may set-off any such outstanding amounts due to it against any payment due by the Company to Employee, subject to applicable law.

2.7.	The provisions of Sections 3.2.4 and 8.7 below and the provisions of the Undertaking (as defined below), will remain in full force and effect after termination or expiration of this Agreement.

3.	Salary and benefits

In full consideration for Employee's services hereunder, Employee shall be entitled to the following payments and benefits, effective as of the Effective Date:

3.1	Salary

3.1.1	The Employee shall be entitled to a gross monthly salary of NIS 45,000 (the “Salary”).

3.1.2	The Salary may be adjusted from time to time according to government directives and other adjustments as may be required by applicable law.

3.1.3	It is agreed between the Parties that the position that Employee holds within the Company is a management position, which demands a special level of loyalty, and accordingly, the Work Hours and Rest Law (1951) shall not apply to Employee's employment by the Company and this Agreement. Employee further acknowledges that the compensation payable hereunder includes benefits that would otherwise not be due to Employee pursuant to applicable law.

3.1.4	The Salary shall be payable monthly in arrears, in accordance with the Company's usual practice, by the 9th day of the following calendar month.

3.2	Manager's Insurance; Pension Fund

3.2.1	The Company shall insure Employee under an accepted Manager's Insurance Policy (the “Policy”), and shall pay an amount equal to (i) 8.33% of the Salary on account of severance pay payable to Employee upon severance in accordance with the provisions of this Agreement; and (ii) 5% or 6% (as required under applicable law and the General Approval referred to below) of the Salary towards pension fund payments, subject to the deduction of 5% of the Salary to be paid towards the Policy on behalf of Employee. In addition, the Company shall pay an amount equal to up to 2.5% of the Salary towards disability insurance in favor of Employee.

3.2.2	Employee may extend an existing policy or plan and/or incorporate it into the Policy, at Employee's discretion. In the event the Employee elects to be insured under a pension plan, the allocations set forth in Section 3.2.1 above shall be adjusted in accordance with the pension plans policies', provided, however, that in any event payments by the Company shall not exceed the amounts set forth in Section 3.2.1 above. In addition, all contributions and amounts under this Section 3.2 shall not exceed tax exempt amounts pursuant to the Israeli Income Tax Ordinance and the regulations thereunder, whereupon such amounts shall be decreased accordingly.

3.2.3	During Employee's employment period with the Company, the Company shall be the sole owner of the Policy. Other than as set forth below, in the event of a termination of this Agreement, the Company shall transfer the title in and to the Policy to Employee.

3.2.4	The Company and Employee agree and acknowledge that transfer of ownership of the severance portion of the Policy to the Employee as set forth in Section 3.2.3 above shall be lieu and not in addition to any entitlement of the Employee under any applicable law or this Agreement to severance pay, according to the General Approval of the Minister of Labor and Welfare, regarding Employers’ Payments to Pension Funds and Insurance Policies in Lieu of Severance Pay in Accordance with Section 14 of the Severance Pay Law 1963, attached hereto as Exhibit B (the “General Approval”). Accordingly, the Company hereby waives any rights to said payments made to the Policy, except as set forth in the General Approval.

3.3	Education Fund (Keren Hishtalmut)

The Company shall pay an amount equal to 7.5% of the Salary to an Education Fund (Keren Hishtalmut) designated by the Employee (the “Education Fund”), and shall deduct from the Salary an amount equal to 2.5% of the Salary on behalf of Employee, and shall pay such amounts to the Education Fund.

3.4	Annual Recreation Allowance

Employee shall be entitled to annual recreation allowance (Dmei Havra'a) according to applicable law.

3.5	Vacation

Employee shall be entitled to 20 paid vacation days (business days) per year (the “Vacation Days”) in accordance with the Annual Vacation Law – 1951. Each leave shall be coordinated with the direct manager in advance, with adequate regard to the needs of the Company.

The Employee will make every effort to exercise his Vacation Days; provided however, if the Employee is unable to utilize all the Vacation Days by the end of a calendar year, he shall be entitled to accumulate the unused balance of the Vacation Days standing to his credit up to the maximum amount permitted by law.

Subject to applicable law, accrued vacation days shall not be redeemable by Employee until and subject to termination of employment.

3.6	Sick Leave

Employee shall be entitled to paid sick leave pursuant to applicable law. Payments by the Company of sick leave days in connection with disability payments shall be set-off against payments received by Employee pursuant to Section 3.2 above.

3.7	Expenses.

In addition to the Salary, the Company shall reimburse Employee for travel expenses and petrol. The Company shall also reimburse the Employee for reasonable out-of-pocket expenses, provided that such expenses were approved in advance in writing by the Company. Reimbursement of the expenses hereunder shall be made against delivery by Employee to the Company of tax receipts or other appropriate supporting documentation satisfactory to the Company.

3.8	Mobile Phone

Employee shall be entitled to NIS 300 (net) for each month for expenses related to mobile phone usage.

3.9	Annual Bonuses.

At the end of each calendar year, Employee shall be entitled to a bonus, of up to six Salaries, subject to the recognition of the Board of Directors (the "Board") of the successful achievement of Company measureable objectives as shall be set forth in the Company's annual work plan determined by the Board.

3.10	Options.

3.10.1	Subject to and following (i) the sole discretion and approval of the Board, the shareholders of the Company and any applicable Company organs, law or regulation, if and to the extent required (ii) the Company's Compensation Policy then in effect, or as otherwise determined by the Company and approved by the Company's relevant organs, (iii) the adoption of an Employee Share Option Plan (the "Plan") by the Board and its approval by the Israeli Tax Authorities and the execution by Employee of an option agreement in a form approved by the Board, Employee shall be granted with an option to purchase up to 700,000 Ordinary Shares of the Company, par value NIS 0.01 each, under the Plan (the “Option”). The Option be subject to the provisions of the Plan, and shall vest over a 3 year period, on a quarterly basis. To the extent the Employee's employment hereunder was terminated prior to an end of a quarter, Employee shall be entitled to the respective pro-rata portion of the Option. Subject to the obtainment of all regulatory and corporate approvals, the exercise price of the Option shall be in accordance with the provisions of Company's Compensation applicable to such determination of exercise price.

Notwithstanding anything to the contrary in the Plan, the exercise term of the Option shall be 180 days following Employee's termination of engagement with the Company. The Option shall be further subject to a cashless mechanism.

3.10.2	The vesting schedule provided above shall be accelerated and any unvested portion of the Option shall become fully vested and exercisable immediately prior to (i) a Change of Control Event (as defined below), provided, however, that only 50% of the unvested portion of the Option shall become fully vested and exercisable; (ii) termination by Employee of his employment by the Company due to Good Reason (as defined below); (iii) the consummation of an initial public offering on an additional stock exchange or an uplisting; or (iv) termination by Company of Employee's employment hereunder without Cause.

"Change of Control Event" means (i) merger or consolidation with another entity where the voting securities of the company outstanding immediately before the transaction constitute less than a majority of the voting power of the voting securities of the company or the surviving entity outstanding immediately after the transaction; or (ii) the sale or disposition of all or substantially all of the Company’s assets; which shall take place within 12 months as of Employee's appointment as the Company's CEO.

"Good Reason" means (i) change in Employee's Position with the Company or its successor that materially reduces Employee's title, duties or level of responsibility; or (ii) material change in the Company's business.

3.10.3	The grant of the Option shall be subject to the obtainment by the Company of all (i) applicable corporate approvals, including, without limitation, approvals by the Board and the shareholders of the Company; and (ii) completion of appropriate filings with and obtainment of the required approvals of the Israeli Securities Authority, the Tel Aviv Stock Exchange and the OTCQB, to the extent required.

3.10.4	In case a regulatory approval (if indeed shall be required) is not obtained, for reasons beyond the Company’s control, this shall not be considered to be a breach by the Company of this agreement, Employee shall not hold any demand, allegations or claims against the Company in connection with the Company's failure to obtain such regulatory approval.

3.10.5	Nothing herein shall be construed as an obligation to grant any options to the Employee.

3.11	Any and all benefit, right or payment to which Employee is entitled pursuant to this Agreement shall be calculated based on the Salary only, excluding any additional compensation, payment or reimbursement payable to Employee hereunder.

3.12	Employee will bear any and all taxes applicable to Employee in connection with amounts paid by Employee and/or the Company pursuant to this Section 3. The Company shall legally deduct and withhold income tax payments and other obligatory payments, such as social security and mandatory health insurance, from all of the payments which shall be paid to Employee hereunder and pursuant to applicable law, including all taxes imposed on any benefits granted to Employee and on any part of the benefits which exceeds maximum exemption(s) provided by law.

3.13	In the event that contributions or amounts set forth hereinabove in connection with the social benefits shall exceed tax exempt amounts pursuant to the Israeli Income Tax Ordinance and/or the regulations promulgated thereunder, then the Employee shall bear any and all taxes imposed thereupon.

4.	CONFIDENTIALITY, proprietary RIGHTS AND NON-COMPETITION

Upon execution hereof, Employee shall execute and deliver the Confidentiality, Proprietary Rights and Non-Competition Undertaking attached hereto as Exhibit C (the “Undertaking”).

5.	Employee Representations and Warranties

Employee hereby represents and warrants to the Company as follows:

5.1.	Employee has the necessary skills, knowledge, ability, expertise and experience to fulfill his/her obligations hereunder, shall do so diligently, professionally and conscientiously and shall comply with the regulations and procedures of the Company.

5.2.	The execution and delivery of this Agreement and the fulfillment of the terms hereof will constitute the valid, binding and enforceable obligations of Employee and will not violate, conflict with or constitute a default under or breach of any agreement and/or undertaking and/or instrument, judgment or order to which the Employee is a party or by which he is bound, or any provision of law, rule or regulation applicable to the Employee, and do not require the consent of any person or entity. In the performance of Employee's obligations hereunder, Employee will not make use of (i) any confidential or proprietary information belonging to any third party, or (ii) any information to which Employee is restricted from disclosing or using due to contractual undertakings or by law.

5.3.	Employee will not accept, whether during the term of this Agreement or at any time thereafter, directly or indirectly, any payment, benefit and/or other consideration, from any third party in connection with Employee's employment with the Company, without the Company's prior written authorization.

5.4.	In the performance of Employee's duties hereunder, Employee shall comply with all applicable laws and regulations, including, inter alia, the Company Internal Compliance Plan (as defined below).

6.	Compensation Policy

6.1.	Employee declares and confirms, that he is familiar and aware that the Company has adopted a compensation policy pursuant to the provisions of the Companies Law 5759-1999 (the "Compensation Policy", and the "Law", respectively), and that the terms of this Agreement are subject to and shall be aligned with the provisions and guidelines of the Compensation Policy in force, unless otherwise determined from time to time by the Company and approved by the Company's relevant organs.

6.2.	In the event that this Agreement and/or any of its provisions shall be proclaimed and/or considered by a competent authority not aligned with the Compensation Policy and not in accordance with the provision of the Law ("Conflicting Provision"), then the parties shall cooperate to adjust any Conflicting Provision with the Compensation Policy or to approve such Conflicting Provisions by the Company's relevant organs, in accordance with applicable law and regulations.

6.3.	Without derogating from the Employee’s rights under this Agreement, in the event that the abovementioned adjustment is not achievable, the Employee shall not have any demand, allegations or claims against the Company.

6.4.	Without derogating from the provisions of the Compensation Policy, to the extent that any amount or fees paid to the Employee hereunder shall be revealed, within three (3) years of the payment thereof, to have been paid based on erroneous calculations that have been restated in the Company's financial statements, the Employee shall repay the Company amount paid in excess as aforesaid; all in accordance with the provisions of the Compensation Policy.

7.	Securities Internal Compliance Plan; Insider Trading Policy

Employee declares and confirms, that he is familiar and aware that the Company has adopted a Securities Internal Compliance Plan (the "Internal Compliance Plan"), and is familiar with its terms, obligations and restrictions, and shall act in accordance with the provisions and guidelines of the Internal Compliance Plan in force, and as shall be determined from time to time.

8.	Miscellaneous

8.1.	The Company shall insure Employee under the Company's officers’ insurance policy, in accordance with its terms.

8.2.	Subject to the obtainment of all corporate and regulatory approvals, to the extent required, Employee shall be entitled to exemption and indemnification in connection with the performance of his employment hereunder, in accordance with the Exemption and Indemnification Letters in the forms previously approved by the Board.

8.3.	This Agreement shall not invoke the provisions of any collective bargaining agreement (Heskem Kibutsi), collective arrangement (Hesder Kibutzi), extension orders (Tzavei Harhava) or any other law, except and only to the extent so mandated by law.

8.4.	Preamble; Exhibits; Headings; Interpretation. The preamble to this Agreement, and the Exhibits attached hereto, constitute an integral part hereof. Section headings contained herein are for reference and convenience purposes only and shall not in any way be used for the interpretation of this Agreement.

8.5.	Entire Agreement. The Parties confirm that this is a personal services contract and that the relationship between them shall not be subject to any general or special collective employment agreement or any custom or practice of the Company in respect of any of its other employees or contractors. This Agreement, together with the Exhibits hereto, constitute the entire agreement between the parties with respect to the subject matters hereof and thereof and supersede all prior agreements, understandings and arrangements, oral or written, between the parties with respect to the subject matters hereof and thereof.

8.6.	Amendment; Waiver. Any term of this Agreement may be amended only with the written consent of the Parties. The observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the Party against which such waiver is sought. No waiver by either Party at any time to act with respect to any breach or default by the other Party of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

8.7.	Successors and Assign; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns. Neither this Agreement or any of the Employee's rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred by Employee without the prior consent in writing of the Company, except by will or by the laws of descent and distribution. The Company may freely assign and/or transfer this Agreement and any of its rights, privileges, or obligations hereunder.

8.8.	Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Israel, without giving effect to the rules with respect to conflicts-of-law. Any dispute arising out of, or relating to this Agreement, its interpretation or performance hereunder shall be resolved exclusively by the competent court of the Tel Aviv-Jaffa district, and each of the parties hereby submits exclusively and irrevocably to the jurisdiction of such court.

8.9.	Severability. If any term or provision of this Agreement shall be declared invalid, illegal or unenforceable, then such term or provision shall be enforceable to the extent that a court shall deem it reasonable to enforce such term or provision and, if any such term or provision shall be held by any competent court to be unreasonable to enforce to any extent, such term or provision shall be severed and all remaining terms and provisions shall be unaffected and shall continue in full force and effect.

8.10.	Notices. Each notice and/or demand given by a party pursuant to this Agreement shall be in writing and sent by registered mail to the other party at the address appearing in the caption of this Agreement, and such notice and/or demand shall be deemed given at the expiration of seven (7) days from the date of mailing by registered mail or immediately if delivered by hand. Such address shall be effective unless notice of a change in address is provided by registered mail to the other party.

8.11.	The execution, delivery and performance of this Agreement is subject to the obtainment of all applicable corporate and regulatory approvals, if and to the extent necessary.

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[Signature Page to Employment Agreement]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written:

/s/ Therapix Biosciences Ltd.	/s/ Dr. Elran Haber
Therapix Biosciences Ltd.	Dr. Elran Haber

By:

Title:

Exhibit B

(unofficial translation from Hebrew original)

A General Approval regarding Employers' Payments to a Pension Fund and Insurance Fund in lieu of Severance Pay1

Pursuant to the authority vested in me under Section 14 of the Severance Pay Law - 1963 (the "Law"), I hereby confirm that the payments paid by an employer effective with publication date of publication of this approval for his employees to a comprehensive pension in a provident fund that is not an insurance fund within the meaning of the Income Tax Regulations (rules on the approval and management of provident funds) - 1964 (the "Pension Fund"), or to managers' insurance including the possibility of an annuity or a combination of payments to annuity plan and to a plan that is not for a pension in such insurance fund (the "Insurance Fund"), including payments paid through a combination of payments to a pension and Insurance Funds, whether or not there is a pension plan in the Insurance Fund (the "Employer Payments"), will be in lieu of the severance pay due to the employee in respect of the salary from which said payments were made and for the period payments were made (the “Exempt Wage”) provided that all of the following were met:

1.	Employer Payments

a.	To a pension fund, payments that are not less than 14 1/3% of the Exempt Wage or 12% of the Exempt Wage if the employer pays for his employee payments in addition to supplement severance pay to the severance pay fund or to insurance fund in the name of employee at a rate of 2 1/3% of the Exempt Wage. If the employer does not pay in addition to 12% the 2 1/3% as above, the payments will be in lieu of only 72% of the employee's severance pay;

b.	To an insurance fund, payments that are not less than one of the following:

1)	13 1/3% of the Exempt Wage if the employer pays for his employee also payments to secure monthly income in the event of work disability in a plan approved by the commissioner of capital market and insurance and savings in the Ministry of Finance at a rate required to secure at least 75% of the Exempt Wage or 2.5% of the Exempt Wage, whichever is lower ("Payment for Work Disability Insurance");

2)	11% of the Exempt Wage if the employer paid insurance payments for work disability insurance and in this case the Employer Payments will be in lieu of 72% of the severance pay of the employee provided that; the employer paid in addition to these payments also payments for supplementing the severance pay severance to severance pay fund or to an insurance fund in the name of the employee at the rate of 2 1/3% of the Exempt Wage, the Employer Payments will be in lieu of 100% of the employee's severance pay.

2.	Not later than three months after making the Employer Payments, a written agreement entered into between the employer and the employee containing the following –

a)	the employee's consent to the arrangement according to this approval under the version specifying the payments of the employer and the pension fund and insurance fund, as the case may be; the agreement also shall include the version of this approval;

b)	a waiver of the employer in advance of any right it may have for a refund of monies from his payments unless the employee's right to severance pay was denied in a ruling under section 17 of the Law and to the extent such right was denied, or in the event that the employee withdrew money from the pension fund or the insurance fund not due to a qualifying event; In this regard, "qualifying event" - death, disability, or retirement at age of sixty or more.

3.	This approval does not derogate from the employee's severance pay right under the Law, collective agreement, expansion order or labor agreement in respect of wages in excess of the Exempt Wage.

1 Law published 5758, 4394; 5760, 5; 5761, 1949.

EXHIBIT C

CONFIDENTIALITY, proprietary RIGHTS AND NON-COMPETITION UNDERTAKING

The following Undertaking confirms certain terms of my employment with Therapix Biosciences Ltd. (for the purpose of this Undertaking, including its subsidiaries, parent companies and/or affiliated entities, the “Company”), which is a material part of the consideration for my employment by the Company and the compensation received by me from the Company from time to time. Capitalized terms not defined herein shall have the meaning ascribed to them in the Employment Agreement to which this Undertaking is attached (the “Employment Agreement”).

1.	Confidentiality

1.1.	I acknowledge that in the course of my employment with the Company I may (or may have) receive(d), learn(ed), be(en) exposed to, obtain(ed), or have (had) access to non-public information relating to the Company, its business, operations and activities, including without limitation any commercial, financial, business or technical information, inventions, developments, processes, specifications, technology, know-how and trade secrets, information regarding marketing, operations, plans, activities, customers, suppliers, business partners, subsidiaries, parent companies, affiliated entities etc. (“Confidential Information”), and hereby undertake: (a) to maintain the Confidential Information in strict confidence at all times and not to communicate, publish, reveal, describe, allow access to, divulge or otherwise disclose, expose or make available the Confidential Information in whole or in part, to any person or entity, all whether directly or indirectly, and whether in writing or otherwise; and (b) not to use the Confidential Information for any purpose other than for the performance of my employment obligations. I further recognize that the Company may receive confidential or proprietary information from third parties, subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. Such information shall also be deemed “Confidential Information” hereunder, mutatis mutandis.

2.2.	In addition, I represent and warrant that I will keep the terms and conditions of the Employment Agreement and this Undertaking strictly confidential and will not disclose it to any third person unless and to the extent required by applicable law and subject to prior written notice to the Company.

3.3.	Upon the earlier of the Company's request or the termination of my employment, I shall return to the Company any and all documents and other tangible materials containing Confidential Information, and shall erase or destroy any computer or data files in my possession containing Confidential Information, such that no copies or samples of Confidential Information shall remain with me.

4.4.	Without derogating from the above, all Confidential Information made available to, received by, or generated by me shall remain the property of the Company (or its respective owners), and no license or other right in or to the Confidential Information is granted hereby. Any and all material (including without limitation, files, records, documents, design, drawings, specifications, equipment, notebooks, notes, memoranda, diagrams, blueprints, bulletins, formula, reports, analyses, computer programs, software) and data of any kind relating to Confidential Information and/or Proprietary Rights (as defined below), whether prepared by the undersigned or otherwise coming or having come into my possession, and whether or not marked or classified as Confidential Information, shall remain the exclusive property of the Company (or its respective owners).

EX-C-1

2.	Proprietary Rights

2.1.	I acknowledge and agree that any and all discoveries, inventions, ideas, developments, technology, products, improvements, derivations, modifications, mask works, trade secrets, concepts, ideas, techniques, methods, processes materials, proceeds, know-how, designs, works of authorship, and proprietary information, whether or not patentable or otherwise protectable, invented, made, developed, discovered, conceived, conducted, reduced to practice, written, authored, compiled, produced and/or created, in whole or in part, by me, independently or jointly with others, (i) during my employment with the Company; or (ii) which result or arise from or relate to my employment with the Company, or work performed by or for the Company, or any Confidential Information; or (iii) with the use of any Company equipment, supplies, facilities, trade secrets or proprietary information of the Company; or (iv) which relate to the Company's business, technology or research and development, including any “Service Inventions”, as defined in the Israeli Patent Law – 1967, (collectively, the “Inventions”), and any and all right, title and interest in and to the Inventions, including without limitation, all patents, copyrights, trademarks, trade names, moral rights and other intellectual, industrial and/or proprietary rights and applications, extensions and renewals associated therewith (collectively and together with the Inventions, the “Proprietary Rights”), shall be the sole and exclusive property of the Company its successors and assigns, as shall be designated by the Company. My aggregate compensation terms in connection with my employment with the Company, include specific compensation for the assignment of such Proprietary Rights to the Company and I shall have no title, rights, claims or interest whatsoever in or with respect to the Proprietary Rights and specifically waive any right for additional compensation pursuant to Section 134 of the Israeli Patent Law - 1967. All works authored by me pursuant to the Employment Agreement, including without limitation the Inventions, shall be deemed “work made for hire”.

2.2.	I hereby irrevocably and unconditionally transfer and assign to the Company any and all of my rights, title and interest, now and hereafter acquired, in and to the Proprietary Rights, (without any payments, liabilities or restrictions to any person or third party) in any and all media now known or hereafter devised, and all claims and causes of action of any kind with respect to any of the foregoing, throughout the world in perpetuity.

In the event that pursuant to any applicable law I retain any rights in and to the Proprietary Rights that cannot be assigned to the Company, I hereby unconditionally and irrevocably waive the enforcement of all such rights, and all claims and causes of action of any kind with respect to any of the foregoing and agree, at the request and expense of the Company, to consent to and join in any action to enforce such rights and to procure a waiver of such rights from the holders of such rights, if any.

In the event that I retain any rights in and to Proprietary Rights that cannot be assigned to the Company and cannot be waived, I hereby grant the Company an irrevocable, exclusive, perpetual, worldwide, royalty-free license to exploit, use, develop, perform, modify, change, reproduce, publish and distribute, with the right to sublicense and assign such rights, and all claims and causes of action of any kind with respect to any of the foregoing, in and to the Proprietary Rights, in any way the Company sees fit and for any purpose whatsoever. Without derogating from the above, I hereby forever waive and agree never to assert any and all rights of paternity or integrity, any right to claim authorship of any Invention, to object to any distortion, mutilation or other modification of, or other derogatory action in relation to any Invention, and any similar right.

EX-C-2

2.3.	I will promptly disclose to the Company fully and in writing all Inventions but will otherwise keep the Inventions in strict confidence in accordance with the provisions of Section 1 above.

2.4.	I further agree and undertake to take all necessary measures and to fully cooperate with the Company, during and after the term of my employment, in order to perfect, enforce, and/or defend the Proprietary Rights, and effectuate the Company's title and interest therein, including without limitation as follows: (i) to keep accurate records relating to the conception and reduction to practice of all Proprietary Rights, which records shall be the sole and exclusive property of the Company and shall be surrendered to the possession of the Company, immediately upon their creation; and (ii) to provide the Company with all information, documentation, and assistance, including the preparation or execution, as applicable, of documents, declarations, assignments, drawings and other data, all such information, documentation, and assistance to be provided at no additional expense to the Company, except for out-of-pocket expenses incurred by me at the Company's request or with the Company's prior written consent. Without derogating from any of my obligations hereunder, I hereby appoint any officer of the Company as my duly authorized agent to execute, file, prosecute and protect the same before any government agency, court or authority.

3.	Non-Competition

3.1.	I agree and declare that, so long as I am employed by the Company and for a period of six (6) months thereafter, I will not, directly or indirectly, (i) engage in, participate, assist or become financially interested in, any business venture worldwide that is engaged in any activity competing with or similar to the business or technology of the Company as currently conducted and as proposed to be conducted from time to time; (ii) employ or otherwise engage, recruit or otherwise solicit, induce or influence any person to leave the employment or service of the Company; and (iii) solicit or encourage any customer, supplier or service provider to terminate or modify adversely its business relationship with the Company or otherwise intervene in any relationship between the Company and any of its employees, contractors, suppliers or consultants.

3.2.	I expressly acknowledge that the business objectives and targeted operating market of the Company are worldwide, and consequently the obligations prescribed in this Section 3 shall apply on a worldwide basis.

For the purposes of this Section 3, “directly or indirectly” includes doing business as an owner, partner, joint venturer, an independent contractor, shareholder, director, officer, manager, broker, agent, employee, service provider or advisor, licensor or in any other capacity whatsoever, but does not include holding up to 5% of the free market shares of any publicly traded companies.

3.3.	I hereby acknowledge that the provisions of this Section 3 are reasonable to legitimately protect Confidential Information, Proprietary Rights and Company property (including intellectual property and goodwill) to which I, in my position in the Company, have been and will continue to be exposed, and that my compensation under the Employment Agreement incorporates special consideration with respect for these non-competition undertaking.

4.	General

4.1.	The undersigned understands and agrees that monetary damages would not constitute a sufficient remedy for any breach or default of the obligations contained in this Undertaking, and that the Company shall be entitled, without derogating from any other remedies, to seek injunctive or other equitable relief to remedy or forestall any such breach or default or threatened breach.

4.2.	The provisions of the Employment Agreement relating to term and termination and the general provisions thereof shall apply to this Undertaking, mutatis mutandis.

EX-C-3

In witness whereof, I hereby affix my name and signature, on this [__] day of __________, 2016.

/s/ Elran Haber
Name: Elran Haber

EX-C-4

1st Amendment Of Employment Agreement

This 1st Amendment (the "Amendment") is made and entered into on this 17 day of April, 2016, by and between Therapix Biosciences Ltd., a public company organized under the laws of the State of Israel (the "Company"), and Dr. Elran Haber, ID no. 040092702 (the “Employee”). The Company and the Employee may be referred to collectively as the “Parties” and each as a “Party”.

WHEREAS	the Company and the Employee have entered into an Employment Agreement, dated February 15, 2016 (the "Agreement"); and

WHEREAS	the Employee requested to amend the Agreement as further set forth herein, and Company agreed to such amendment.

NOW THEREFORE, in consideration of the mutual promises contained herein, and intending to be legally bound, the parties hereby declare and agree as follows:

1.	Capitalized terms used and not otherwise defined herein shall bear the respective meanings ascribed to them in the Agreement.

2.	Section 3.2.1 to the Agreement shall be deleted and replaced in its entirety with the following:

"The Company shall insure Employee under an accepted Manager's Insurance Policy (the “Policy”), and shall pay the Employee the following amounts:

(i)	The sum equal to 8.33% of the Salary on account of severance pay payable to Employee upon severance in accordance with the provisions of this Agreement; and

(ii)	The sum equal to 5% or 6% of the Salary (the “Contributions Sum”), whereby out of said Contributions Sums - an amount equals to 5% or 6% of the Exempted Income (as defined below) shall be paid towards Employee’s pension fund (as required under applicable law and the General Approval referred to below) (the “Company’s Pension Contributions Sum”), subject to the deduction of an amount equal to 5% or 5.5% of the said Exempted Income, to be paid towards the Policy on behalf of and by the Employee (the “Employee’s Pension Contributions Sum”; and together with the Company’s - the “Total Pension Contributions Sums”).

The "Exempted Income" shall mean the "ceiling amount" ("סכום התקרה") as stated in Section (e3)(1) of the Income Tax Ordinance [New Version] 5721-1961, as shall be amended from time to time.

For the avoidance of doubt, it is clarified that the excess between the Contributions Sum and the Company’s Pension Contribution Sum, shall be regarded part of the Employee’s Salary, in such manner, which reflects the fact that the over-all costs to the Company ('עלות מעביד כוללת') under this section is not changed in any way simply for deducting Company’s Pension Contribution Sum from the Exempted Income rather than from the Salary."

(iii)	In addition, the Company shall pay an amount equal to up to 2.5% of the Salary towards disability insurance in favor of Employee.”

3.	Section 5.5 shall be added to the Agreement, as follows:

"Without derogating from the above, in the event that, notwithstanding the Employee's representations and undertakings hereunder, the Employee or anyone on his behalf shall argue, or a court of competent jurisdiction shall determine, the existence of any right, remedy or lawful claim against the Company with respect to the payment towards pension fund under Section 3.2.1(ii) (a “Claim”) , then the following provisions shall apply: (i) the Employee's monthly Salary shall be considered to have been retroactively diminished to the sum equal to 90% (ninety percent) of the sum of the Employee’s monthly Salary (the “Diminished Salary”); and (ii) the Employee shall pay back the Company any sum or salary paid in excess within the period determined under said Claim assuming Employee’s Salary was originally the Diminished Salary. The Company shall be entitled to set-off any amount due to it pursuant to this Section 5.5 from any amount due to Employee pursuant to this Agreement."

4.	Employee represents and warrants to the Company that (a) this Amendment is made at Employee's own will and at his request; (b) Employee was advised by the Company to consult with legal and all other relevant advisors with respect to this Amendment, and he understands the entire meaning and scope of implications of this Amendment, including without derogating the generality of the aforesaid, any implications on Employee’s accumulated pension funds under the Policy.

5.	The Agreement, as amended hereby, shall continue in full force and effect as originally constituted and is hereby ratified and affirmed by the Parties. Any contradiction in meaning and/or interpretation between the Agreement and this Amendment shall have the meaning and/or be interpreted in light of this Amendment.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first written above.

/s/ Dr. Elran Haber	/s/ Therapix Biosciences Ltd.
Dr. Elran Haber	Therapix Biosciences Ltd.

By:

Title: